SUB-ITEM 77I: Terms of new or amended securities

Effective September 1, 2014, Hartford Long/Short Global Equity Fund commenced offering Class A, Class C, Class I and Class Y Shares. Each class has all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in Hartford Long/Short Global Equity Fund’s current prospectus, statement of additional information and multiple class plan.  A description of each class is contained in Post-Effective Amendment No. 132 to the Registrant's Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 29, 2014 (SEC Accession No. 0001104659-14-063916).